CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (the “Registration Statement”) of our reports dated June 20, 2024 and November 11, 2025 on the consolidated financial statements of Block 40, LLC and Subsidiary ( the “Company”) for the years ended December 31, 2023 and 2024, respectively, for which the report on 2024 includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in the Company’s Registration Statement on Form S-1 (File No. 333-291586), as amended, declared effective on July 14, 2026.

Kaufman Rossin & Co., P. A. Miami, Florida

October 9, 2026